Calculation of Filing Fee Tables
S-8
Bridgewater Bancshares Inc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,500,000	$ 18.68	$ 28,020,000.00	0.0001381	$ 3,869.56
Total Offering Amounts:						$ 28,020,000.00		$ 3,869.56
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,869.56
Offering Note
[1]	This Registration Statement on Form S-8 covers: (i) 1,500,000 shares of common stock, par value $0.01 per share, of Bridgewater Bancshares, Inc. (the "Registrant") issuable pursuant to the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan (the "2026 Plan"); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares that become issuable under the 2026 Plan by reason of any future stock dividend, stock split or other similar transaction. Proposed maximum offering price per unit and maximum aggregate offering price are estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq Capital Market on April 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources